                                                               EXHIBIT A

                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION

                                          OF

                         CCC INFORMATION SERVICES GROUP INC.


         It is hereby certified that CCC Information Services Group Inc. (the "CORPORATION") existing pursuant to the provisions of the Delaware General Corporation Law, as from time to time amended (the "ACT"), hereby is amending its Certificate of Incorporation, as previously amended, by amending and restating the original Certificate of Incorporation, as previously amended, in its entirety, and further certified as follows:

         The original Certificate of Incorporation was filed on April 28, 1983 under the name "Financial Protection Services, Inc." The exact text of the entire Certificate of Incorporation, as amended and restated (the
"CERTIFICATE"), is set forth in its entirety below:

                                      ARTICLE 1

                           The name of the Corporation is:

                         CCC INFORMATION SERVICES GROUP INC.

                                      ARTICLE 2

         The address of the Corporation's registered office in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent. The name of the Corporation's registered agent at that address is Prentice-Hall Corporation System, Inc.

                                      ARTICLE 3

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the "DELAWARE LAW").

                                      ARTICLE 4

         4.1 The total number of shares of stock which the Corporation shall have authority to issue is 30,000,000 shares of Common Stock, having a par value of $.10 per share (the "COMMON STOCK"), and 100,000 shares of Preferred Stock, having a par value of $1.00 per share (the "PREFERRED STOCK").

         4.2 Each holder of record of shares of the Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one (1) vote for each share held by him of record.

         4.3 Subject to all of the rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

         4.4 The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Delaware Law. As of the date of the filing of this Amended and Restated Certificate of Incorporation, the Corporation shall have series of Preferred Stock with the designations, number of shares, rights, preferences and limitations as set forth on EXHIBIT A hereto.

         4.5 In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.

                                      ARTICLE 5

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

         (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (b) The number of directors of the Corporation shall be not less than three (3) nor more than seven (7) and shall be fixed in accordance with the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

         (c) Subject to the rights, if any, of holders of any series of the Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

         (d) No director shall be personally liable to the Corporation or any of its stockholders for monetary damagers for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

         (e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware Law, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                                      ARTICLE 6


         The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually or reasonably incurred by such person in respect thereof; PROVIDED, HOWEVER, that the Corporation shall not be obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of the Corporation by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

                                      ARTICLE 7

         No amendment to or repeal of Articles 5(d) or 6 of this Amended and Restated Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article 5(d) or 6 for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

                                      ARTICLE 8

         Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in Delaware Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

                                      ARTICLE 9

         No stockholder of the Corporation shall by reason of holding shares of any class of stock have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class of such stock, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time, may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of such stock, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class of such stock.

                                      ARTICLE 10

         The By-laws may be altered, amended or repealed or new By-laws may be adopted by the holders of at least 50% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this Article 10 as one class, at any regular meeting of the stockholders, or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new By-laws be contained in the notice of such special meeting.

                                      ARTICLE 11

         The Corporation is hereby exempt from the applicability and coverage of Section 203 of the Delaware Law.

         This Certificate has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Act.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the undersigned duly authorized officer of the Corporation on this 21st day of August, 1996.

                                            CCC INFORMATION SERVICES
                                                 GROUP INC.

                                            By: /s/ Gerald P. Kenney
                                               --------------------------------
                                            Name: Gerald P. Kenney
                                                 ------------------------------
                                            Title:  Secretary
                                                  -----------------------------

                                      EXHIBIT A

                             CERTIFICATE OF DESIGNATIONS

                                          of

                    SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK

                                          of

                         CCC INFORMATION SERVICES GROUP INC.

                           (Pursuant to Section 151 of the
                          Delaware General Corporation Law)


                              -------------------------

    Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 5,000 shares. The stated value of each share of Series C Preferred Stock (the "Stated Value") shall be $1,000. The Series C Preferred Stock shall rank prior to the common stock, par value $0.10 per share (the "Common Stock") and any other capital stock of the Corporation which by its terms is junior to the Series C Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Junior Stock") and on a parity with the Series D Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series D Preferred Stock"), the Series E Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series E Preferred Stock"), and any other capital stock subsequently issued by the Corporation which by its terms is on a parity with the Series C Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Parity Stock").

    Section 2. DIVIDENDS. (a) GENERAL. Commencing on the first Dividend Payment Date (as defined below) to occur following the fourth anniversary of the Original Issue Date (the "Dividend Rate Adjustment Date"), the holders of shares of the Series C Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors or by a duly authorized committee of said Board of Directors, out of assets legally available for such purpose, at the Dividend Rate set forth below in Section 3 applied to the Stated Value. Such dividends shall be cumulative from the date of original issue of such shares (the "Original Issue Date"), whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of dividends at the time such dividends were payable, and shall be payable quarterly, when and as declared by the Board of Directors of the Corporation or by a duly authorized committee of said Board of Directors, on November 30, February 28, May 31 and August 31 of each year (each such date being hereafter referred to as a "Dividend Payment Date"), commencing on the Dividend Rate Adjustment Date; PROVIDED; HOWEVER, in the event the
Corporation shall fail to redeem shares of the Series C Preferred Stock in accordance with Section 7(b)(ii), dividends shall be payable commencing on the first Dividend Payment Date following the 90th day after the consummation of the IPO (as defined in Section 9). Each such dividend shall be payable to the holders of record of shares of the Series C Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors or by a duly authorized committee of said Board of Directors, PROVIDED THAT such record date shall not precede the date upon which the resolution fixing the record date is adopted. Dividends on account of arrears for any past Dividend Periods (as defined in subsection (b) of this Section 2) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such record date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee of said Board of Directors.

    (b) DIVIDEND PERIODS. Dividend periods (hereinafter called "Dividend Periods") shall commence on December 1, March 1, June 1 and September 1 of each year and shall end on and include the calendar day next preceding the first day of the next Dividend Period (other than the initial Dividend Period which shall commence on the Original Issue Date and shall end on and include the Dividend Rate Adjustment Date). The amount of dividends payable for each Dividend Period or portion thereof for the Series C Preferred Stock shall be computed by multiplying the Stated Value by a fraction, (i) the numerator of which is (A) the applicable Dividend Rate multiplied by (B) the number of calendar days elapsed during such Dividend Period or portion thereof and (ii) the denominator of which is 365. If more than one Dividend Rate applies to any Dividend Period or portion thereof, the calculation in the preceding sentence shall be applied for each period of time during which a given Dividend Rate is applicable. The dividend payable to each holder of Series C Preferred Stock shall be rounded to the nearest one cent with $.005 being rounded upward.

    (c)  DIVIDENDS ON PARITY STOCK.    So long as any shares of the Series C
Preferred Stock are outstanding, no full dividends shall be declared on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared on the Series C Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not declared to be paid in full, as described above, upon the shares of the Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of the Series C Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series C Preferred Stock and such Parity Stock bear to each other.

    (d)  DIVIDENDS ON JUNIOR STOCK.    So long as any shares of the Series C
Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set aside for payment or other distribution declared or made upon any Junior Stock, or upon any Parity Stock except as provided in Subsection
(c) of this Section 2, nor shall any Junior Stock or Parity Stock (other than the Series D Preferred Stock and the Series E Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock).

    (e) NO ADDITIONAL DIVIDENDS. Holders of shares of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series C Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series C Preferred Stock.

    Section 3. DIVIDEND RATE. The Dividend Rate on the shares of Series C Preferred Stock shall be 2.75% per annum for the period from the Original Issue Date to and including the EARLIER of the (i) date of the consummation of the IPO or (ii) the Dividend Rate Adjustment Date and shall be 8.0% per annum for each Dividend Period or portion thereof thereafter occurring, subject to adjustment as follows:

    (a) If the Corporation consummates an IPO prior to the Dividend Rate Adjustment Date and redeems the Series C Preferred Stock in accordance with the terms set forth in Section 7(b)(i) or 7(b)(ii),, then the Dividend Rate shall be 0% per annum from the date of consummation of the IPO to the Dividend Rate Adjustment Date.

    (b) If, prior to the date for mandatory redemption of all outstanding shares of Series C Preferred Stock established pursuant to Section 7(a), 7(b)(i) or 7(b)(ii), the Corporation offers in good faith to repurchase on a pro rata basis all or a portion of the outstanding shares of each of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at a repurchase price per share equal to at least the Stated value, together with accrued and unpaid dividends thereon to (and including) the date fixed for such repurchase, the Dividend Rate applicable to the shares of Series C Preferred Stock which the Corporation offered to repurchase and which the holders thereof refused such offer to repurchase shall, after the date fixed for such repurchase of the Series C Preferred Stock, be the LESSER of 1% and any Dividend Rate calculated pursuant to Subsection (a) of this Section 3.

    Section 4.     VOTING RIGHTS.

    (a) The holders of the Series C Preferred Stock shall not have any voting rights, except as required by the Delaware General Corporation Law; PROVIDED, HOWEVER, that the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Series C Preferred Stock, voting separately as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (i) authorize, create or increase the authorized or issued number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes or series of Parity Stock or the capital stock of the Corporation having rights senior to the Series C Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary of the Corporation ("Senior Stock") or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Certificate of Incorporation of the Corporation or the Certificate of Designations of the Series C Preferred Stock which would materialy and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that the creation and issuance of any Junior Stock, shall not be deemed to materially and adversly affect such rights, preferences or voting powers. For the taking of any action as provided in this paragraph (a) by the holders of shares of the Series C Preferred Stock, each such holder shall have one vote for each share of Series C Preferred Stock standing in his or her name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date has been fixed, at the close of business on the Business Day (as defined in Section 9) next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. At each meeting of stockholders at which the holders of shares of the Series C Preferred Stock shall have the right, voting separately as a single class, to take any action pursuant to this paragraph (a), the presence in person or by proxy of the holders of record of 50% of the total number of shares of the Series C Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, (i) the absence of a quorum of the holders of shares of any other class or series of capital stock of the Corporation shall not prevent the taking of any action as provided in this paragraph (a) and (ii) in the absence of a quorum of the holders of shares of the Series C Preferred Stock, the holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of the Series C Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

    (b) So long as White River Ventures, Inc. ("White River") or any of its Affiliates (as defined in Section 9) beneficially owns at least fifty percent of the issued and outstanding shares of Series C Preferred Stock, if the Corporation shall fail (i) to discharge its obligation to redeem shares of the Series C Preferred Stock pursuant to Section 7 (a "Redemption Default") or (ii) to declare and pay in full the dividends on the Series C Preferred
Stock with respect to a Dividend Period pursuant to Section 2 and such dividends have not been declared and paid within 90 days after the end of such Dividend Period (such failure to declare and pay being hereinafter referred to as a "Dividend Default"), the number of directors constituting the Board of Directors shall, without further action, be increased by a number of directors sufficient to permit the directors elected to fill such newly created directorships to constitute a majority of the directors of the Corporation and shall thereafter be increased by a number of directors sufficient to permit the directors elected to fill all such newly created directorships to continue to constitute a majority of the directors of the Corporation, and the holders of the Series C Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect the directors of the Corporation to fill such newly created directorships, the remaining directors to be elected by the other classes and series of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors. In the case of a Redemption Default, such additional directors shall continue as directors and such additional voting rights shall continue until such time as White River and its Affiliates shall cease to own at least fifty percent of the issued and outstanding shares of the Series C Preferred Stock, at which tame such additional directors shall cease to be directors and such additional voting rights of the holders of the Series C Preferred Stock shall terminate. In the case of a Dividend Default, such additional directors shall continue as directors and such additional voting rights shall continue until such time as a Dividend Default no longer exists, at which time such additional directors shall cease to be directors and such additional voting rights of the Series C Preferred Stock shall terminate subject to revesting in the event of each and every subsequent Dividend Default. In the event that for any reason the number of directors constituting the Board of Directors cannot be increased sufficiently to permit the implementation of this Subsection (b), the Corporation shall take all actions necessary to implement the intent of this Subsection (b), including, without limitation, causing a number of directors to resign from the Board of Directors sufficient to permit directors elected pursuant to this Subsection (b) to fill the resulting vacancies and constitute a majority of the Board of Directors.

          (c) The foregoing rights of holders of shares of the Series C Preferred Stock to take any actions as provided in this section 4 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose or at any adjournment thereof, or by the written consents delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

          Section 5. REACQUIRED SHARES. Any shares of Series C Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, par value $1.00 per share, of the Corporation and may be reissued as part of another series of preferred stock, par value $1.00 per share, of the Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series as set forth herein.

          Section 6. LIQUIDATION DISSOLUTION OR WINDING-UP. (a) In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any series or class or classes of Junior Stock, the holders of the shares of the Series C Preferred Stock shall be entitled to receive the Stated Value per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment, if, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payment on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series C Preferred Stock and any Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 6, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          (b) Subject to the rights of the holders of shares of any series or classes of Parity Stock or Senior Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Stock as provided in this Section 6, but not prior thereto, any series or class of classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Stock shall not he entitled to share therein.

          Section 7.     REDEMPTION.

          (a) MANDATORY FIVE YEAR REDEMPTION. Unless redeemed pursuant to Sections 7(b), 7(c) and 7(d) prior to June 16, 1999, the Corporation shall, on such date and to the extent the Corporation has funds legally available therefor, redeem all shares of Series C Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

          (b) MANDATORY REDEMPTION EVENTS. (i) Concurrent with the consummation of an IPO having net proceeds to the Corporation less than or equal to $40,000,000, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem the LESSER of (A) the number of shares of Series C Preferred Stock then outstanding and (B) that number of shares of Series C Preferred Stock having an aggregate Stated Value and accrued and unpaid dividends equal to $2,564,103 at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% on the portion to be so redeemed for the period from the date of the consummation of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent the Corporation after giving effect to any required payments under the Loan Agreement (as defined in Section 9) from the net proceeds of the IPO would not have sufficient funds available to so redeem shares of Series C Preferred Stock in accordance with this subsection (b)(i) and any Parity Stock entitled to redemption in accordance with the terms of such Parity Stock, the Corporation shall redeem concurrent with the consummation of the IPO that number of shares of Series C Preferred Stock and Parity Stock entitled to redemption having an aggregate Stated Value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series C Preferred Stock to be redeemed pursuant to this Section (b)(i) and any Parity Stock entitled to redemption within 120 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent that all shares of Series C Preferred Stock to be redeemed pursuant to this Subsection (b)(i) have not been redeemed within such 120 calendar day period, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem all shares of Series C Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of the IPO to (and including) such redemption date.

          (ii) Concurrent with the consummation of an IPO having net proceeds to the Corporation in excess of $40,000,000, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem the LESSER of (1) the number of shares of Series C Preferred Stock then outstanding and (2) the number of shares of Series C Preferred Stock having an aggregate Stated Value and accrued and unpaid dividends at least equal to 6.424% of the net proceeds to the Corporation from the IPO at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (an including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent the Corporation after giving effect to any required payments under the Loan Agreement would not have sufficient funds available to so redeem shares of Series C Preferred Stock in accordance with this subsection (b)(ii) and any Parity Stock entitled to redemption in accordance with the terms of such Parity Stock, the Corporation shall redeem concurrent with the consummation of the IPO that number of shares of Series C Preferred Stock and Parity Stock entitled to redemption having an aggregate Stated Value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series C Preferred Stock to be redeemed pursuant to this subsection (b)(ii) and any Parity Stock entitled to redemption within 90 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent that shares of the Series C Preferred Stock to be redeemed pursuant to this subsection (b)(ii) having an aggregate Stated Value and accrued and unpaid dividends of at least $2,564,103 have not been redeemed within such 90 calendar day period, the Corporation shall, to the extent the Corporation has funds legally available therefor redeem all shares of Series C Preferred Stock then outstanding at a redemption price per share equal to the Stated Value; together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of the IPO to (and including) such redemption date and; PROVIDED, FURTHER, to the extent that the Corporation has redeemed shares of the Series C Preferred Stock to be redeemed pursuant to this subsection
(b)(ii) having an aggregate Stated Value and accrued and unpaid dividends of at least $2,564,103, but less that the full amount of shares of Series C Preferred Stock required by this subsection (b)(ii), the Corporation shall on June 15, 1998, to the extent the Corporation has funds legally available therefor, redeem all shares of Series C Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

          (iii) In the event that the Corporation fails to use at least 6.41% of the net proceeds received by the Corporation from any Subsequent Offering (as defined in Section 9) to redeem any outstanding shares of Series C Preferred Stock on the date of the consummation of such Subsequent Offering, the Series C Preferred Stock shall be subject to redemption, in whole or in part, in cash, at the option of the holder thereof from time to time and at any time as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock (with written notice thereof being delivered to the Corporation) at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) the redemption date, without interest. On the redemption date, the Corporation shall redeem all shares of Series C Preferred Stock tendered for redemption pursuant to this subsection (b)(iii).

          (c) REDEMPTION IN THE EVENT OF ACCELERATION OF INDEBTEDNESS. In the event that the Corporation or any Subsidiary shall fail to perform or observe any term, covenant or condition related to any Indebtedness (as defined in section 9) of the Corporation or any Subsidiary (other than any Indebtedness of Phone Base Systems, Inc. ("Phone Base") which is non-recourse to the Corporation or any subsidiary, other than Phone Base) and the effect of such failure to perform or observe is (i) a failure by the Corporation or any Subsidiary to pay any principal or interest on any indebtedness when due or during any applicable grace period therefor or (ii) receipt of notice by the Corporation or any Subsidiary of the acceleration of the maturity or required prepayment (other than by a regularly scheduled required prepayment) prior to the stated maturity of any Indebtedness and demand for payment with respect thereto, in either case with respect to Indebtedness in an aggregate amount in excess of $500,000 (the "Acceleration Redemption Event"), (A) the Series C Preferred Stock shall be subject to redemption, in whole or in part, in cash at the option of the holder thereof from time to time and at any time as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock (with written notice thereof being delivered to the Corporation) after the Accelerated Redemption Event at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) the redemption date, without interest and (B) notwithstanding Section 4(b), the holders of a majority of the outstanding Series C Preferred Stock shall have the sole discretion to determine on behalf of the Corporation any and all actions to be taken by the Corporation or any Subsidiary with respect to any Indebtedness related to the Accelerated Redemption Event so long as any such actions permit all holders of the Common Stock to participate on a proportionate basis in any actions to be effected by the holders of the Common Stock. On the redemption date, the Corporation shall redeem all shares of Series C Preferred Stock tendered for redemption pursuant to this subsection (c).

          (d) REDEMPTION IN THE EVENT OF CERTAIN BUSINESS COMBINATIONS. For so long as White River or any of its Affiliates shall own any shares of Series C Preferred Stock (A) neither the Corporation nor any of its Material Subsidiaries (as defined in Section 9) shall engage in any merger, reorganization or consolidation (other than transactions involving the merger, reorganization or consolidation of a Subsidiary of the Corporation with or into the Corporation or with or into a wholly owned Subsidiary of the Corporation) and (B) the Corporation shall not sell or otherwise transfer, in a single transaction or series of transactions, all or substantially all or a material part of the assets or shares of the Common Stock of the Corporation to or with any Person (as defined in section 9) other than in connection with the sale of the Faneuil Group or to or with the Corporation or a wholly owned Subsidiary of the Corporation unless on or prior to the consummation of the transactions described in clauses (A) and (B) all shares of the Series C Preferred Stock shall have been redeemed at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

         (e) RIGHTS OF SERIES C PREFERRED STOCK FOLLOWING REDEMPTION. On and after any date fixed for redemption, PROVIDED THAT the redemption price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or segregated and held in trust by a duly authorized independent paying agent for the benefit of the Persons entitled thereto, dividends shall cease to accrue on the Series C Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease and the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

         (f) NOTICE OF REDEMPTION. Notice of any redemption be given to the holders of shares of Series C Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for redemption. Notice of redemption shall be given by first class mail to such holders, respective addresses as shown on the stock books of the corporation and will specify (A) the date fixed for redemption, (B) the applicable redemption price and (C) in the case of a partial redemption, the number of shares of Series C Preferred Stock to be redeemed and the aggregate number of shares of Series C Preferred Stock which will be outstanding after such redemption. If less than all shares of Series C Preferred Stock then outstanding are to be redeemed, the shares of Series C Preferred stock will be redeemed pro rata from among the holders of shares of Series C Preferred Stock then outstanding.

         (g) FINAL REDEMPTION OBLIGATION. If the Corporation shall fail any time to discharge its obligation to redeem shares of Series C Preferred Stock pursuant to this Section 7 (the "Final Redemption Obligation"), such Final Redemption obligation shall be discharged as soon as the Corporation is able to discharge such Final Redemption Obligation using funds legally available therefor. Notwithstanding anything in this Section 7 to the contrary, in the event the Corporation fails to discharge its obligation to redeem shares of Series C Preferred Stock as and when such shares are tendered for redemption pursuant to Section 7 for any reason whatsoever (including, without limitation, the failure of the Corporation to have funds legally available therefor), such failure shall constitute a failure by the Corporation to discharge its obligation to redeem shares of the Series C Preferred Stock for purposes of
Section 4(b).

         (h) REDEMPTION OF PARITY STOCK PRO-RATA. If upon the occurrence of any event requiring redemption of the shares of Series C Preferred Stock pursuant to this Section 7, the assets of the Corporation, or net proceeds thereof, shall be insufficient to redeem in full the applicable amount of Series C Preferred Stock and any Parity Stock required to be redeemed by the Corporation, then the Corporation shall redeem shares of Series C Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be redeemable if the Series C Preferred Stock and the Parity Stock required to be redeemed by the Corporation were redeemed in full.

         Section 8. CERTAIN COVENANTS. Any registered holder of the Series C Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

         Section 9. DEFINITIONS. For the purposes of this Certificate of Designations of Series C Redeemable Preferred Stock, the following terms shall have the meanings indicated:

         "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Capital Lease" means any lease of any property (whether real, personal or mixed) by the Corporation or any of the Subsidiaries as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of the Corporation or any of the Subsidiaries; PROVIDED, HOWEVER, any such lease which is nonrecourse to the Corporation or any of the Subsidiaries shall not constitute a Capital Lease.

         "Common Stock Equivalents" means all options, warrants and other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock.

         "Contingent Obligation" means any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation, direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         "Faneuil Group" means GIS Information Systems, Inc., and Illinois corporation, Equitel Corp., a Virginia corporation, Original Research II Corporation, a Delaware corporation, and Credit Card Service Corporation, a Delaware corporation, collectively.

         "Indebtedness" means, with respect to the Corporation or any of the Subsidiaries, at any time, (a) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) with respect to letters of credit issued for the Corporation's or any of the Subsidiaries, account, (iii) in respect of Capital Leases and (iv) which are Contingent Obligations, (b) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries or others secured by a Lien on any property of the Corporation or any of the Subsidiaries, whether or not such indebtedness, obligations or liabilities are assumed by the

Corporation or any of the subsidiaries, all as of such time, (c) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries in respect of Interest Rate Contracts and currency hedging agreements, net of liabilities owed to the Corporation or any of the Subsidiaries by the counterparties thereon, and (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, other than the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

         "Interest Rate Contracts" means interest rate exchange, collar or cap or similar agreements providing interest rate protection.

         "IPO" means the initial public offering of Common Stock on a firm commitment basis pursuant to an effective registration statement under the Securities Act.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing).

         "Loan Agreement" means (i) the Loan Agreement, dated as of April 29, 1994, among CCC Information Services Inc. and CCC Development Company, as Borrowers, the financial institutions party thereto, as Lenders and Canadian Imperial Bank of Commerce, as Agent, (ii) the Security Agreement, dated as of April 29, 1994, among CCC Information Services Inc., Canadian Imperial Bank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent,
(iii) the Guaranty, dated as of April 29, 1994, made by the Corporation in favor of the Lenders party to the Loan Agreement and Canadian Imperial Bank of Commerce, as Agent, (iv) the Pledge and Security Agreement, dated as of April 29, 1994, among the Corporation, Canadian Imperial sank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent and (v) each other agreement, document or instrument delivered in connection with the foregoing.

         "Material Subsidiary" means any Subsidiary which produces or represents 20% or more of (i) consolidated net assets of the Corporation, (ii) consolidated gross revenues of the Corporation or (iii) consolidated net income of the Corporation.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

         "Public Offering" means a sale of any of the Corporation's securities pursuant to an effective registration statement under the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsequent Offering" means a sale of Common Stock or any Common Stock Equivalent of the Corporation in a Public Offering after an IPO.

         "Subsidiary" means (i) any Person of which 50% or more of the securities having ordinary voting power for the election of directors are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof,
(ii) any Person of which 50% or more of the joint venture, limited partnership or partnership interests are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof or (iii) any Person which is a limited partnership in which the corporation or any Subsidiary is at the time the general partner or at the time owns 50% or more of the general partner of such person.

                       CERTIFICATE OF DESIGNATIONS

                                     of

                SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK

                                     of

                       CCC INFORMATION SERVICES GROUP INC.

                         (Pursuant to Section 151 of the
                         Delaware General Corporation Law)


                              ___________________


              Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 34,000 shares. The stated value of each share of Series D Preferred Stock (the "Stated Value") shall be $1,000. The Series D Preferred Stock shall rank prior to the common stock, par value $0.10 per share (the "Common Stock"), and any other capital stock of the Corporation which by its terms is junior to the Series D Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Junior Stock") and on a parity with the Corporation's Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), Series E Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series E Preferred Stock"), and any other capital stock subsequently issued by the corporation which by its terms is on a parity with the Series D Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Parity Stock").

              Section 2. DIVIDENDS. (a) GENERAL. Commencing on the first Dividend Payment Date (as defined below) to occur following the fourth anniversary of the Original Issue Date (the "Dividend Rate Adjustment Date"), the holders of shares of the Series D Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors or by a duly authorized committee of said Board of Directors, out of assets legally available for such purpose, at the Dividend Rate set forth below in Section 3 applied to the Stated Value. Such dividends shall be cumulative from the date of original issue of such shares (the "Original
Issue Date"), whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of dividends at the time such dividends were payable, and shall be payable quarterly, when and as declared by the Board of Directors of the Corporation or by a duly authorized committee of said Board of Directors, on November 30, February 28, May 31 and August 31 of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing on the Dividend Rate Adjustment Date; PROVIDED, HOWEVER, in the event the Corporation shall fail to redeem shares of the Series D Preferred Stock in accordance with Section 7(b)(ii), dividends shall be payable commencing on the first Dividend Payment Date following the 90th day after the consummation of the IPO (as defined in Section 9). Each such dividend shall be payable to the holders of record of shares of the Series D Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors or by a duly authorized committee of said Board of Directors, PROVIDED THAT such record date shall not precede the date upon which the resolution fixing the record date is adopted. Dividends on account of arrears for any past Dividend Periods (as defined in subsection (b) of this Section 2) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such record date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee of said Board of Directors.

              (b) DIVIDEND PERIODS. Dividend periods (hereinafter called "Dividend Periods") shall commence on December 1, March 1, June 1 and September 1 of each year and shall end on and include the calendar day next preceding the first day of the next Dividend Period (other than the initial Dividend Period which shall commence on the Original Issue Date and shall and on and include the Dividend Rate Adjustment Date). The amount of dividends payable for each Dividend Period or portion thereof for the Series D Preferred Stock shall be computed by multiplying the Stated Value by a fraction, (i) the numerator of which is (A) the applicable Dividend Rate multiplied by (B) the number of calendar days elapsed during such Dividend Period or portion thereof and (ii) the denominator of which is 365. If more than one Dividend Rate applies to any Dividend Period or portion thereof, the calculation in the preceding sentence shall be applied for each period of time during which a given Dividend Rate is applicable. The dividend payable to each holder of Series D Preferred Stock shall be rounded to the nearest one cent with $.005 being rounded upward.

              (c) DIVIDENDS ON PARITY STOCK. So long as any shares of the Series D Preferred Stock are outstanding, no full dividends shall be declared on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared on the Series D Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not declared to be paid in full, as described above, upon the shares of the Series D Preferred Stock and any Parity Stock, all dividends declared upon shares of the Series D Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series D Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series D Preferred Stock and such Parity Stock of the Corporation bear to each other.

              (d) DIVIDENDS ON JUNIOR STOCK. So long as any shares of the Series D Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set aside for payment or other distribution declared or made upon any Junior Stock, or upon any Parity Stock (other than the Series C Preferred Stock and the Series E Preferred Stock) except as provided in subsection (c) of this Section 2, nor shall any Junior Stock or Parity Stock (other than the Series C Preferred Stock and the Series E Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock).

              (e) NO ADDITIONAL DIVIDENDS. Holders of shares of the Series D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series D Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series D Preferred Stock.

              Section 3. DIVIDEND RATE. The Dividend Rate on the shares of Series D Preferred Stock shall be 2.75% per annum for the period from the Original Issue Date to and including the EARLIER of the (i) date of the consummation of the IPO or (ii) the Dividend Rate Adjustment Date and shall be 8.0% per annum for each Dividend Period or portion thereof thereafter occurring, subject to adjustment as follows:

              (a) If the Corporation completes an IPO prior to the Dividend Rate Adjustment Date and redeems the Series D Preferred Stock, in accordance with the terms set forth in Section 7(b)(i) or (b)(ii), then the Dividend Rate shall be 0% per annum from the date of closing of the IPO to the Dividend Rate Adjustment Date.

              (b) If, prior to the date for mandatory redemption of all outstanding shares of Series D Preferred Stock established pursuant to
Section 7(a), 7(b)(i) or (b)(ii), the Corporation offers in good faith to repurchase on a pro rata basis all or a portion of the outstanding shares of each of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock at a repurchase price per share equal to at least the Stated Value, together with accrued and unpaid dividends thereon to (and including) the date fixed for such repurchase, the Dividend Rate applicable to the shares of Series D Preferred Stock which the Corporation offered to repurchase and which the holders thereof refused such offer to repurchase shall, after the date fixed for such repurchase of the Series D Preferred Stock, be the LESSER of 1% and any Dividend Rate calculated pursuant to subsection (a) of this Section 3.

              Section 4.   VOTING RIGHTS.

              (a) The holders of the Series D Preferred Stock shall not have any voting rights, except as required by the Delaware General Corporation Law; PROVIDED, HOWEVER, the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Series D Preferred Stock, voting separately as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (i) authorize, create, increase the authorized or issued number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes or series of Parity Stock or the Corporation's capital stock having rights senior to or on a parity with the Series D Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Senior Stock") or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Certificate of Incorporation of the Corporation or the certificate of Designations of the Series D Preferred Stock which would materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that the creation and issuance of any Junior Stock, shall not be deemed to materially and adversely affect such rights, preferences or voting powers. For the taking of any action as provided in this paragraph (a) by the holders of shares of the Series D Preferred Stock, each such holder shall have one vote for each share of Series D Preferred Stock standing in his or her name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date has been fixed, at the close of business on the Business Day (as defined in Section 9) next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. At each meeting of stockholders at which the holders of shares of the Series D Preferred Stock shall have the right, voting separately as a single class, to take any action pursuant to this paragraph (b), the presence in person or by proxy of the holders of record of 50% of the total number of shares of the Series D Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, (i) the absence of a quorum of the holders of sharers of any other class or series of capital stock of the Corporation shall not prevent the taking of any action as provided in this paragraph (b) and (ii) in the absence of a quorum of the holders of shares of the Series D Preferred Stock, the holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of the Series D Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

              (b) The foregoing rights of holders of shares of the Series D Preferred Stock to take any actions as provided in this Section 4 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

              Section 5. REACQUIRED SHARES. Any shares of Series D Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock par value $1.00 per share, of the Corporation and may be reissued as part of another series of preferred stock, par value $1.00 per share, of the

Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series as set forth herein.

         Section 6.     LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the rights of the holders of shares of any series or class or classes of Senior Stock before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any series or class or classes of Junior Stock, the holders of the shares of the Series D Preferred Stock shall be entitled to receive the Stated Value per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series D Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payment on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series D Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series D Preferred Stock and any Parity Stock if all amounts payable theron were paid in full. For the purposes of this Section 6, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         (b) Subject to the rights of the holders of shares of any series or class or classes of Parity Stock or Senior Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series D Preferred Stock as provided in this
Section 6, but not prior thereto any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock shall not be entitled to share therein.

         Section 7.     REDEMPTION.

         (a)  MANDATORY FIVE YEAR REDEMPTION.  Unless redeemed pursuant to
Section 7(b) and 7(c), prior to June 16, 1999, the Corporation shall, on such date and to and to the extent the Corporation has funds legally available therefor, redeem all shares of Series D Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

         (b) MANDATORY REDEMPTION EVENTS. (i) Concurrent with the consummation of an IPO having net proceeds to the Corporation less than or equal to $40,000,000, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem the LESSER of (A) the number of shares of Series D Preferred Stock then outstanding and (B) that number of shares of Series D

Preferred Stock having an aggregate Stated Value and accrued and unpaid dividends equal to (1) $17,435,897 or (2) in the event that any shares of the Series E Preferred Stock are issued and outstanding on the date of the closing of the IPO, $17,179,487, at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% on the portion to be so redeemed for the period from the date of the consummation of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent that the Corporation after giving effect to any required payments under the Loan Agreement (as defined in Section 9) from the net proceeds of the IPO would not have sufficient funds available to so redeem shares of Series D Preferred Stock in accordance with this subsection (b)(i) and any Parity Stock entitled to redemption in accordance with the terms of such Parity Stock, the Corporation shall redeem concurrent with the closing of the IPO that number of shares of Series D Preferred Stock and any Parity Stock entitled to redemption having an aggregate Stated Value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series D Preferred Stock to be redeemed pursuant to this subsection (b)(i) within 120 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent that all shares of Series D Preferred Stock to be redeemed pursuant to this subsection (b)(i) have not been redeemed within such 120 calendar day period, the Corporation shall; to the extent the Corporation has funds legally available therefor, redeem all shares of Series D Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the closing of the IPO to (and including) such redemption date.

              (ii) Concurrent with the closing of an IPO having net proceeds to the Corporation in excess of $40,000,000, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem the LESSER of (1) the number of shares of Series D Preferred Stock then outstanding and (2) the number of shares of Series D Preferred Stock having an aggregate Stated Value and accrued and unpaid dividends at least equal to (I) 43.59% of the net proceeds to the Corporation, from the IPO or (II) in the event that any shares of the Series E Preferred Stock are issued and outstanding on the date of the consummation of the IPO, 42.95% of the proceeds to the Corporation from the IPO, at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the closing of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent that the Corporation after giving effect to any required payments under the Loan Agreement would not have sufficient funds available to so redeem shares of Series D Preferred Stock in accordance with this Subsection (b)(ii) and any Parity Stock entitled to redemption in accordance with the terms of such Parity Stock, the Corporation shall redeem concurrent with the consummation of the IPO that number of shares of Series D Preferred Stock and any Parity Stock entitled to redemption having an aggregate Stated Value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series D Preferred Stock to be redeemed pursuant to this subsection (b)(ii) and any Parity Stock entitled to redemption within 90 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent the shares of the Series D Preferred Stock to be redeemed pursuant to this subsection (b)(ii) having an aggregate Stated Value and accrued and unpaid dividends of at least
(1) $17,435,897 or (2) in the event that any shares of the Series E Preferred Stock are issued and outstanding on the date of the closing of the IPO, $17,179,487, have not been redeemed within such 90 calendar day period, the Corporation shall, to the extent the Corporation has funds legally available therefore redeem all shares of Series D Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of the IPO to (and including) such redemption date and; PROVIDED, FURTHER, to the extent that the Corporation has redeemed shares of the Series D Preferred Stock to be redeemed pursuant to this subsection (b)(ii) having an aggregate Stated Value and accrued and unpaid dividends of at least (1) $17,435,897 or (2) in the event that any shares of the Series E Preferred Stock are issued and outstanding on the date of the closing of the IPO, $17,179,487, but less than the full amount of shares of Series D Preferred Stock required by this subsection (b)(ii), the Corporation shall on June 15, 1998, to the extent the Corporation has funds legally available therefor, redeem all shares of Series D Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

              (iii)  In the event that the Corporation fails to use at least
(1) 43.59% of the net proceeds received by the Corporation from any Subsequent Offering (as defined in Section 9) or (2) in the event that any shares of the series B Preferred Stock are issued and outstanding on the date of the closing of such Subsequent Offering, 42.95% of such proceeds, to redeem any outstanding shares of Series D Preferred Stock on date of the consummation of such Subsequent Offering, the Series D Preferred Stock shall be subject to redemption, in whole or in part, in cash, as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock at a redemption price per share equal to the Stated Value, to ether with accrued and unpaid dividends thereon to (and including) the redemption date, without interest. On the redemption date, the Corporation shall redeem all shares of Series D Preferred Stock tendered for redemption pursuant to this subsection
(b)(iii).

         (c) REDEMPTION IN THE EVENT OF ACCELERATION OF INDEBTEDNESS. In the event that the Corporation or any Subsidiary shall fail to perform or observe any term, covenant or condition related to any Indebtedness (as defined in Section 9) of the Corporation or any Subsidiary (other than any Indebtedness of Phone Base Systems, Inc. ("Phone Base") which is non-recourse to the Corporation or any Subsidiary, other than Phone Base) and the effect of such failure to perform or observe is (i) a failure by the Corporation or any Subsidiary to pay any principal or interest on any Indebtedness when due or during any applicable grace therefor or (ii) receipt of notice by the Corporation or any Subsidiary of the acceleration of the maturity or required prepayment (other than by a regularly scheduled required prepayment) prior to the stated maturity of any Indebtedness and demand payment with respect thereto, in either case with respect to Indebtedness in an aggregate amount in excess of $500,000 (the "Accelerated Redemption Date"), the Series D Preferred Stock shall be subject to redemption, in whole or in part, in cash, as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock after the Accelerated Redemption Date at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) the redemption date, without interest. On the redemption date, the Corporation shall redeem all shares of Series D Preferred Stock tendered for redemption pursuant to this subsection (c).

         (d) REDEMPTION IN THE EVENT OF CERTAIN BUSINESS COMBINATIONS. For so long as White River or any of its Affiliates shall own any shares of Series D Preferred Stock (A) neither the Corporation nor any of its Material Subsidiaries (as defined in Section 9) shall engage in any merger, reorganization or consolidation (other than transactions involving the merger, reorganization or consolidation of a Subsidiary of the Corporation with or into the Corporation or with or into a wholly owned Subsidiary of the Corporation) and (B) the Corporation shall not sell or otherwise transfer, in a single transaction or series of transactions, all or substantially all or a material part of the assets or shares of the Common Stock of the Corporation to or with any Person (as defined in Section 9) other than in connection with the sale of the Faneuil Group or to or with the Corporation or a wholly owned Subsidiary of the Corporation unless on or prior to the consummation of the transactions described in clauses (A) and (B) all shares of the Series D Preferred Stock shall have been redeemed at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

         (e) RIGHTS OF SERIES D PREFERRED STOCK FOLLOWING REDEMPTION. On and after any date fixed for redemption, PROVIDED THAT the redemption price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or segregated and hold in trust by a duly authorized independent paying agent for the benefit of the Persons entitled thereto, dividends shall cease to accrue on the Series D Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease and the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

         (f)  NOTICE OF REDEMPTION.  Notice of any redemption pursuant to
Section 7(a) shall be given to the holders of shares of Series D Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for redemption. Notice of redemption shall be given by first class mail to such holders, respective addresses as shown on the stock books of the Corporation and will specify (A) the date fixed for redemption, (B) the applicable redemption price and (C) in the case of a partial redemption, the number of shares of Series D Preferred Stock to be redeemed and the aggregate number of shares of Series D Preferred Stock which will be outstanding after such redemption. If less than all shares of Series D Preferred Stock then outstanding are to be redeemed, the shares of Series D Preferred Stock will be redeemed pro rata from among the holders of shares of Series D Preferred Stock then outstanding.

         (g) FINAL REDEMPTION OBLIGATION. If the Corporation shall fail at any time to discharge its obligation to redeem shares of Series D Preferred Stock pursuant to this Section 7 (the "Final Redemption Obligation"), such Final Redemption obligation shall be discharged as soon as the

Corporation is able to discharge such Final Redemption Obligation using funds legally available therefore.

         (h) REDEMPTION OF PARITY STOCK PRO-RATA. If upon the occurrence of any event requiring redemption of the shares of Series D Preferred Stock pursuant to this Section 7, the assets of the Corporation, or proceeds thereof, shall be insufficient to redeem in full the applicable amount of Series D Preferred Stock and any Parity Stock required to be redeemed by the Corporation, then the Corporation shall redeem shares of Series D Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be redeemable if the Series D Preferred Stock and the Parity Stock required to be redeemed by the Corporation were redeemed in full.

          Section 8. CERTAIN COVENANTS. Any registered holder of the Series D Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any additional rights, whether for the specific enforcement of any provision or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

         Section 9. DEFINITIONS. For the purposes of this Certificate of Designations of Series D Redeemable Preferred Stock, the following terms shall have the meanings indicated:

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is, controlled by, or is under common control with, another Person.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Capital Lease" means any lease of any property (whether real, personal or mixed) by the Corporation or any of the Subsidiaries as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of the Corporation or any of the Subsidiaries; PROVIDED, HOWEVER, any such lease which is nonrecourse to the Corporation or any of the Subsidiaries shall not constitute a Capital Lease.

         "Common Stock Equivalents" means all options, warrants and other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock.

         "Contingent Obligation" means any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation, direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment of discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         "Faneuil Group" means GIS Information Systems, Inc., an Illinois corporation, Equitel Corp., a Virginia corporation, Original Research II Corporation, a Delaware corporation, and Credit Card Service Corporation, a Delaware corporation, collectively.

         "Indebtedness" means, with respect to the Corporation or any of the Subsidiaries, at any time, (a) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) with respect to letters of credit issued for the Corporation's or any of the Subsidiaries, account, (iii) in respect of Capital Leases and (iv) which are Contingent Obligations, (b) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries or others secured by a Lien on any property of the Corporation or any of the Subsidiaries whether or not such indebtedness, obligations or liabilities are assumed by the Corporation or any of the subsidiaries, all as of such time, (a) all indebtedness, obligations or other liabilities of the Corporation or any of the subsidiaries in respect of Interest Rate Contracts and currency hedging agreements, net of liabilities owed to the Corporation or any of the Subsidiaries by the counterparties thereon, and (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, other than Series C Preferred Stock, Series D Preferred Stock and Series B Preferred Stock.

         "Interest Rate Contracts" means interest rate exchange, collar or cap or similar agreements providing interest rate protection.

         "IPO" means the initial public offering of Common Stock on a firm commitment basis pursuant to an effective registration statement under the Securities Act.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing).

         "Loan Agreement" means (i) the Loan Agreement, dated as of April 29, 1994, among CCC Information Services Inc. and CCC Development Company, as Borrowers, the financial institutions party thereto, as Lenders and Canadian Imperial Bank of Commerce, as Agent; (ii) the Security Agreement, dated as of April 29, 1994, among CCC Information Services Inc., Canadian Imperial Bank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent, (iii) the Guaranty, dated as of April 29, 1994, made by the Corporation in favor of the Lenders party to the Loan Agreement and Canadian Imperial Bank of Commerce, as Agent, (iv) the Pledge and Security Agreement, dated as of April 29, 1994 among the Corporation, Canadian Imperial Bank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent and (v) each other agreement, document or instrument delivered in connection with the foregoing.

         "Material Subsidiary" means any Subsidiary which produces or represents 20%, or more of (i) consolidated net assets of the Corporation,
(ii) consolidated gross revenues of the Corporation or (iii) consolidated net income of the Corporation.

         "Person" meant an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

         "Public Offering" means a sale of any of the Corporation's securities pursuant to an effective registration statement under the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsequent Offering" means a sale of Common Stock or any Common Stock Equivalent of the Corporation in a Public Offering after an IPO.

         "Subsidiary" means (i) any Person of which 50% or more of the securities having ordinary voting power for the election of directors are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof, (ii) any person of which 50% or more of the joint venture, limited partnership or partnership interests are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof or (iii) any Person which is a limited partnership in which the Corporation or any Subsidiary is at the time the general partner or at the time owns 50% or more of the general partner of such Person.

                           CERTIFICATE OF DESIGNATIONS

                                        of

                 SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

                                        of

                       CCC INFORMATION SERVICES GROUP INC.

                         (Pursuant to Section 151 of the
                         Delaware General Corporation Law)

                                   ____________


        Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 500 shares. The stated value of each share of Series E Preferred Stock (the "Stated Value") shall be $1,000. The Series E Preferred Stock shall rank prior to the common stock, par value $0.10 per share (the "Common Stock"), and any other capital stock of the Corporation which by its terms is junior to the Series E Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Junior Stock") and on a parity with the Corporation's Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") and any other capital stock subsequently issued by the Corporation which by its terms is on a parity with the Series E Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Parity Stock").

         Section 2. DIVIDENDS. (a)GENERAL. Commencing on the first Dividend Payment Date (as defined below) to occur following the fourth anniversary of the Original Issue Date (the "Dividend Rate Adjustment Date"), the holders of shares of the Series E Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors or by a duly authorized committee of said Board of Directors, out of assets legally available for such purpose, at the Dividend Rate set forth below in Section 3 applied to the Stated Value. Such dividends shall be cumulative from the date of original issue of such shares (the "Original Issue Date"), whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of dividends at the time such dividends were payable, and shall be payable quarterly, when and as declared by the Board of Directors of the Corporation or by a duly authorized committee of said Board of Directors, on November 30, February 28, May 31 and August 31 of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing on the Dividend Rate Adjustment Date; PROVIDED, HOWEVER, in the event the Corporation shall fail to redeem shares of the Series E Preferred Stock in accordance with Section 7(b)(ii), dividends shall be payable commencing on the first Dividend Payment Date following the 90th day after the consummation of the IPO (as defined in Section 9). Each such dividend shall be payable to the holders of record of shares of the Series E Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors or by a duly authorized committee of said Board of Directors, PROVIDED THAT such record date shall not precede the date upon which the resolution fixing the record date is adopted. Dividends on account of arrears for any past Dividend Periods (as defined in subsection (b) of this Section 2) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such record date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee of said Board of Directors.

         (b) DIVIDEND PERIODS. Dividend periods (hereinafter called "Dividend Periods") shall commence on December 1, March 1, June 1 and September 1 of each year and shall end on and include the calendar day next preceding the first day of the next Dividend Period (other than the initial Dividend Period which shall commence on the Original Issue Date and shall end on and include the Dividend Rate Adjustment Date). The amount of dividends payable for each Dividend Period or portion thereof for the Series E Preferred Stock shall be computed by multiplying the Stated Value by a fraction, (i) the numerator of which is (A) the applicable Dividend Rate multiplied by (B) the number of calendar days elapsed during such Dividend Period or portion thereof and (ii) the denominator of which is 365. If more than one Dividend Rate applies to any Dividend Period or portion thereof, the calculation in the preceding sentence shall be applied for each period of time during which a given Dividend Rate is applicable. The dividend payable to each holder of Series E Preferred Stock shall be rounded to the nearest one cent with $.005 being rounded upward.

         (c) DIVIDENDS ON PARITY STOCK. So long as any shares of the Series E Preferred Stock are outstanding, no full dividends shall be declared on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared on the Series E Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not declared to be paid in full, as described above, upon the shares of the Series E Preferred Stock and any Parity Stock, all dividends declared upon shares of the Series E Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series E Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series E Preferred Stock and such Parity Stock of the Corporation bear to each other.

         (d) DIVIDENDS ON JUNIOR STOCK. So long as any shares of the Series E Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set aside for payment or other distribution declared or made upon any Junior Stock, or upon any Parity Stock except as provided in subsection (c) of this Section 2, nor shall any Junior Stock or Parity Stock (other than the Series C Preferred Stock and the Series D Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock).

         (e) NO ADDITIONAL DIVIDENDS. Holders of shares of the Series E Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series E Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series E Preferred Stock.

         Section 3. DIVIDEND RATE. The Dividend Rate on the shares of Series E Preferred Stock shall be 2.75% per annum for the period from the Original Issue Date to and including the EARLIER of the (i) date of the consummation of the IPO or (ii) the Dividend Rate Adjustment Date and shall be 8.0% per annum for each Dividend Period or portion thereof thereafter occurring, subject to adjustment as follows:

         (a) If the Corporation completes an IPO prior to the Dividend Rate Adjustment Date and redeems the Series E Preferred Stock, in accordance with the terms set forth in Section 7(b)(i) or (b)(ii), then the Dividend Rate shall be 0% per annum from the date of consummation of the IPO to the Dividend Rate Adjustment Date.

         (b) If, prior to the date for mandatory redemption of all outstanding shares of Series E Preferred Stock established pursuant to Section 7(a), 7(b)(i) or 7(b)(ii), the Corporation offers in good faith to repurchase on a pro rata basis all or a portion of the outstanding shares of each of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock at a repurchase price per share equal to at least the Stated Value, together with accrued and unpaid dividends thereon to (and including) the date fixed for such repurchase, the Dividend Rate applicable to the shares of Series E Preferred Stock which the Corporation offered to repurchase and which the holders thereof refused such offer to repurchase shall, after the date fixed for such repurchase of the Series E Preferred Stock, be the LESSER of 1% and any Dividend Rate calculated pursuant to subsection (a) of this Section 3.

          Section 4. VOTING RIGHTS. In addition to any voting rights provided by law, the holders of shares of the Series E Preferred Stock shall have the following voting rights:

          (a) So long as any shares of the Series E Preferred Stock are outstanding, each share of Series E Preferred Stock beneficially owned by White River Ventures, Inc., a Delaware corporation ("White River") or any Affiliate thereof, shall entitle the holder thereof to vote together with the holders of Common Stock and all other securities entitled to vote on all matters voted on by holders of Common Stock at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of Series E Preferred Stock beneficially owned by White River or any Affiliate thereof shall entitle the holder thereof to cast the number of votes determined pursuant to the following formula:

                             Votes per share = A/B

                                     and

                         A = [(C-(C*D))/(1-(E+D))] - C

                               and

                               E = (B/F * .51) - G

                                      and

                           G = [(B/F * .51) + D] - .51

Where:

A is equal to: The total number of votes the Series E Preferred Stock may exercise in any vote with the Common Stock.

B is equal to: The number of shares of Series E Preferred Stock beneficially owned by White River and its Affiliates on a particular record date.

C is equal to: The total number of shares of Common Stock outstanding on a particular record date.

D is equal to: The percentage (expressed as a fraction) of the Corporation's outstanding shares of Common Stock beneficially owned by White River and its Affiliates on a particular record date.

E is equal to: The percentage (expressed as a fraction which cannot be greater than .51 or less than 0) of the Company's total voting power attributable to the aggregate number of shares of the Series E Preferred Stock beneficially owned by White River and its Affiliates on a particular record date; PROVIDED, HOWEVER, such voting percentage shall automatically be 0% if White River together with its Affiliates already beneficially owns at least 51% of the outstanding shares of Common Stock on such record date.

F is equal to: The total number of shares of Series E Preferred Stock originally issued.

G is equal to: The automatic voting reduction percentage (expressed as a fraction which cannot be less than 0) necessary if White River an its Affiliates beneficially own shares of Common Stock.

               (b) In addition to any class votes required by law, the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Series E Preferred Stock, voting separately as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (i) authorize, create, increase the authorized or issued number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes or series of Parity Stock or the Corporation's capital stock having rights senior to or on a parity with the Series E Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, or the Corporation ("Senior Stock") or
(ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Certificate of Incorporation of the Corporation or the Certificate of Designations of the Series E Preferred Stock which would materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that the creation and issuance of any Junior Stock, shall not be deemed to materially and adversely affect such rights, preferences or voting powers. For the taking of any action as provided in this paragraph (b) by the holders of shares of the Series E Preferred Stock, each such holder shall have one vote for each share of Series E Preferred Stock standing in his or her name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date has been fixed, at the close of business on the Business Day (as defined in Section 9) next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. At each meeting of stockholders at which the holders of shares of the Series E Preferred Stock shall have the right, voting separately as a single class, to take any action pursuant to this paragraph (b), the presence in person or by proxy of the holders of record of 50% of the total number of shares of the Series E Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, (i) the absence of a quorum of the holders of shares of any other class or series of capital stock of the Corporation shall not prevent the taking of any action as provided in this paragraph (b) and
(ii) in the absence of a quorum of the holders of shares of the Series E Preferred Stock, the holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of the Series E Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

               (c) The foregoing rights of holders of shares of the Series E Preferred Stock to take any actions as provided in this Section 4 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action.

          Section 5. REACQUIRED SHARES. Any shares of Series E Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, par value $1.00 per share, of the Corporation and may be reissued as part of another series of preferred stock, par value $1.00 per share, of the Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series as set forth herein.

          Section 6. LIQUIDATION, DISSOLUTION, WINDING UP. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and subject to the rights of the holders of shares of any series or class or classes of Senior Stock, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any series or class or classes of Junior Stock, the holders of the shares of the Series E
Preferred Stock shall be entitled to receive the Stated Value per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series E Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payment on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series E Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series E Preferred Stock and any Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 6, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

          (b) Subject to the rights of the holders of shares of any series or class or classes of Parity Stock or Senior Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series E Preferred Stock as provided in this Section 6, but not prior thereto, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series E Preferred Stock shall not be entitled to share therein.

          Section 7.   REDEMPTION.

          (a) MANDATORY FIVE YEAR REDEMPTION. Unless redeemed pursuant to Sections 7(b), 7(c) and 7(d) prior to June 16, 1999, the Corporation shall, on such date and to the extent the Corporation has funds legally available therefor, redeem all shares of Series E Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

          (b) MANDATORY REDEMPTION EVENTS. (i) Concurrent with the consummation of an IPO having net proceeds to the Corporation less than or equal to $40,000,000, the Corporation shall, to the extent the Corporation has funds legally available therefor redeem the LESSER of (A) the number of shares of Series E Preferred Stock then outstanding and (B) that number of shares of Series E Preferred Stock having an aggregate Stated Value and accrued and unpaid dividends equal to $256,410 at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% on the portion to be so redeemed for the period from the date of the consummation of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent that the Corporation after making any required payments under the Loan Agreement (as defined in Section 9) from the net proceeds of the IPO shall not have sufficient funds available to so redeem shares of Series E Preferred Stock in accordance with this subsection
(b)(i) and any Parity Stock entitled to redemption in accordance with the terms of such Parity Stock, the Corporation shall redeem concurrent with the consummation of the IPO that number of shares of Series E Preferred Stock and Parity Stock entitled to redemption having an aggregate Stated Value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series E Preferred Stock to be redeemed pursuant to this subsection (b)(i) and Parity Stock entitled to redemption within 120 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent that all shares of Series E Preferred Stock to be redeemed pursuant to this subsection
(b)(i) have not been redeemed within such 120 calendar day period, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem all shares of Series E Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of the IPO to (and including) such redemption date.

          (ii) Concurrent with the consummation of an IPO having net proceeds to the Corporation in excess of $40,000,000, the Corporation shall, to the extent the Corporation has funds legally, available therefor, redeem the LESSER of (1) the number of shares of Series E Preferred Stock then outstanding and (2) the number of shares of Series E preferred Stock having an aggregate Stated Value and accrued and unpaid dividends at least equal to
 .64% of the net proceeds to the Corporation from the IPO, at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent that the Corporation after giving effect to any required payments under the Loan Agreement would not have sufficient funds available to so redeem shares of Series E Preferred Stock in accordance with this subsection (b)(ii) and any Parity Stock entitled to redemption in accordance with the terms of such Parity Stock, the Corporation shall redeem concurrent with the consummation of the IPO that number of shares of Series E Preferred Stock and Parity Stock entitled to redemption having an aggregate stated value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series E Preferred Stock to be redeemed pursuant to this subsection (b)(ii) and Parity Stock entitled to redemption within 90 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent that shares of the Series E Preferred Stock to be redeemed pursuant to this subsection (b)(ii) having an aggregate Stated Value and accrued and unpaid dividends of at least $256,410 have not been redeemed within such 90 calendar day period, the Corporation shall, to the extent the Corporation has funds legally available therefor redeem all shares of Series E Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of the IPO to (and including) such redemption date and; PROVIDED, FURTHER, to the extent that the Corporation has redeemed shares of the Series E Preferred Stock to be redeemed pursuant to this subsection (b)(ii) having an aggregate Stated Value and accrued and unpaid dividends of at least $256,410, but less than the full amount of shares of Series E Preferred Stock required by this subsection (b)(ii), the Corporation shall on June 15, 1998, to the extent the Corporation has funds legally available therefor, redeem all shares of Series E Preferred Stock then outstanding at a redemption price per share equal to the Stated Value together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

          (iii) In the event that the Corporation fails to use at least .64% of the net proceeds received by the Corporation from any Subsequent Offering (as defined in Section 9) to redeem any outstanding shares of Series E Preferred Stock on the date of the consummation of such Subsequent Offering, the Series E Preferred Stock shall be subject to redemption, in whole or in part, in cash, as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) the redemption date, without interest. On the redemption date, the Corporation shall redeem all shares of Series E Preferred Stock tendered for redemption pursuant to this subsection (b)(iii).

          (c) REDEMPTION IN THE EVENT OF ACCELERATION OF INDEBTEDNESS. In the event that the Corporation or any Subsidiary shall fail to perform or observe any term, covenant or condition related to any Indebtedness (as defined in Section 9) of the Corporation or any Subsidiary (other than any Indebtedness of Phone Bass Systems, Inc. ("Phone Base") which is non-recourse to the Corporation or any Subsidiary, other than Phone Base) and the effect of such failure to perform or observe is (i) a failure by the Corporation or any Subsidiary to pay any principal or interest on any Indebtedness when due or during any applicable grace period therefor or (ii) receipt of notice by the Corporation or any Subsidiary of the acceleration of the maturity or required prepayment (other than by a regularly scheduled required prepayment) prior to the stated maturity of any Indebtedness and demand for payment with respect therefor, in respect to Indebtedness in an aggregate amount in excess of $500,000 (the "Accelerated Redemption Date"), the Series E Preferred Stock shall be subject to redemption, in whole or in part, in cash, as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock after the Accelerated Redemption Date at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) the redemption date, without interest. On the redemption date, the Corporation shall redeem all shares of Series E Preferred Stock tendered for redemption pursuant to this subsection (c).

          (d) REDEMPTION IN THE EVENT OF CERTAIN BUSINESS COMBINATION. For so long as White River or any of its Affiliates shall own any shares of Series E Preferred Stock (A) neither the Corporation nor its Material Subsidiaries (as defined in Section 9) shall engage in any merger, reorganization or consolidation (other than transactions involving the merger, reorganization or consolidation of a Subsidiary of the Corporation with or into the Corporation or with or into a wholly owned Subsidiary of the Corporation) and (B) the Corporation shall not sell or otherwise transfer, in a single transaction or series of transactions, all or substantially all or a material part of the assets or shares of the Common Sock of the Corporation to or with any Person (as defined in Section 9) other than in connection with the sale of the Faneuil Group or to or with the Corporation or a wholly owned Subsidiary of the Corporation unless on or prior to the consummation of the transactions described in clauses (A) and (B) all shares of the Series E Preferred Stock shall have been redeemed at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

          (e) RIGHTS OF SERIES E PREFERRED STOCK FOLLOWING REDEMPTION. On and after any date fixed for redemption, PROVIDED THAT the redemption price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or segregated and held in trust by a duly authorized independent paying agent for the benefit of the Persons entitled thereto, dividends shall cease to accrue on the Series E Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease and the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

          (f)  NOTICE OF ANY REDEMPTION. Notice of any redemption pursuant to
Section 7(e) shall be given to the holders of shares of Series E Preferred Stock not less than 30 nor more than 60 days prior to the redemption. Notice of redemption shall be given by first class mail to such holders' respective addresses as shown on the stock books of the Corporation and will specify (A) the date fixed for redemption, (B) the applicable redemption price and (C) in the case of a partial redemption, the number of shares of Series E Preferred Stock to be redeemed and the aggregate number of shares of Series E Preferred Stock which will be outstanding after such redemption. If less than all shares of Series E Preferred Stock then outstanding are to be redeemed, the shares of Series E Preferred Stock will be redeemed pro rata from among the holders of shares of Series E Preferred Stock then outstanding.

          (g) FINAL REDEMPTION OBLIGATIONS. If the Corporation shall fail at any time to discharge its obligation to redeem shares of Series E Preferred Stock pursuant to this Section 7 (the "Final Redemption
Obligation"), such Final Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Final Redemption Obligation using funds legally available therefor.

          (h) REDEMPTION OF PARITY STOCK PRO-RATA. If, upon the occurrence of any event requiring redemption of the shares of Series E Preferred Stock pursuant to this Section 7, the assets of the Corporation, or net proceeds thereof, shall be insufficient to redeem in full the applicable amount of Series E Preferred Stock and any Parity Stock required to be redeemed by the Corporation, then the Corporation shall redeem shares of Series E Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be redeemable if the Series E Preferred Stock and the Parity Stock required to be redeemed by the Corporation were redeemed in full.

     (i) REDEMPTION EXCEPTION. Notwithstanding anything in this Certificate of Designation to the contrary, at least one share of the Series E Preferred Stock shall remain issued and outstanding until such time as no shares of the Series C Preferred Stock remain issued and outstanding.

     Section 8. CERTAIN COVENANTS. Any registered holder of the Series E Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     Section 9. DEFINITION. For the purposes of this Certificate of Designations of Series E Redeemable Preferred Stock, the following terms shall have the meanings indicated:

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Capital Lease" means any lease of any property (whether real, personal or mixed) by the Corporation or any of the Subsidiaries as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of the Corporation or any of the Subsidiaries; PROVIDED, HOWEVER, any such lease which is nonrecourse to the Corporation or any of the Subsidiaries shall not constitute a Capital Lease.

     "Common Stock Equivalents" means all options, warrants and other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock.

     "Contingent Obligation" means any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation; direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

     "Faneuil Group" means GIS Information Systems, Inc., an Illinois corporation, Equitel Corp., a Virginia corporation, Original Research II Corporation, a Delaware corporation, and Credit Card Service Corporation, a Delaware corporation, collectively.

     "Indebtedness" means, with respect to the Corporation or any of the Subsidiaries, at any time, (a) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) with respect to letters of credit issued for the Corporation's or any of the Subsidiaries' account, (iii) in respect of Capital Leases and (iv) which are contingent obligations, (b) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries or others secured by a Lien on any property of the Corporation or any of the Subsidiaries, whether or not such indebtedness, obligations or liabilities are assumed by the Corporation or any of the Subsidiaries, all as of such time, (c) all indebtedness, obligations or other liabilities or the Corporation or any of its subsidiaries in respect of Interest Rate Contracts and currency hedging agreements, net of liabilities owed to the Corporation or any of the Subsidiaries by the counterparties thereon, and (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, other than the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

     "Interest Rate Contracts" means interest rate exchange, collar or cap or similar agreements providing interest rate protection.

     "IPO" means the initial public offering of Common Stock on a firm commitment basis pursuant to an effective registration statement under the Securities Act.

     "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrancer lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filling of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing).

     "Loan Agreement" means (i) the Loan Agreement, dated as of April 29, 1994, among CCC Information Services Inc. and CCC Development Company, as Borrowers, the financial institutions party thereto, as Lenders and Canadian Imperial Bank of Commerce, as Agent, (ii) the Security Agreement, dated as of April 29, 1994, among CCC Information Services Inc., Canadian Imperial Bank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent, (iii) the Guaranty, dated as of April 29, 1994, made by the Corporation in favor of the Lenders party to the Loan Agreement and Canadian Imperial
Bank of Commerce, as Agent, (iv) the Pledge and Security Agreement, dated as of April 29, 1994, among the Corporation, Canadian Imperial Bank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent and (v) each other agreement, document or instrument delivered in connection with the foregoing.

     "Material Subsidiary" means any subsidiary which produces or represents 20% or more of (i) consolidated net assets of the Corporation, (ii) consolidated gross revenues of the Corporation or (iii) consolidated net income of the Corporation.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivision or agency or instrumetality thereof.

     "Public Offering" means a sale of any of the Corporation's securities pursuant to an effective registration statement under the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsequent Offering" means a sale of Common Stock or any Common Stock Equivalent of the Corporation in a Public Offering after an IPO.

     "Subsidiary" means (i) any Person of which 50% or more of the securities having ordinary voting power for the election of directors are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof
(ii) any Person of which 50% or more of the joint venture, limited partnership or partnership interests are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof or (iii) any Person which is a limited partnership in which the Corporation or any Subsidiary in at the time the general partner or at the time owns 50% or more of the general partner of such Person.